Exhibit 107

CALCULATION OF FILING FEE TABLES
Schedule 13E-3
(Form Type)
Via Renewables, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation
	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	$28,301,944.00(1)(2)(3)	0.00014760	$4,177.37(1)(2)(3)(4)
Fees Previously Paid	$0.00		$0.00
Total Transaction Valuation	$28,301,944.00(1)(2)(3)
Total Fees Due for Filing			$4,177.37(1)(2)(3)(4)
Total Fees Previously Paid			$0.00
Total Fee Offsets			$4,177.37(5)
Net Fee Due			$0.00(5)

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		PREM 14A	001-36559	February 12, 2024		$4,177.37(5)
Fee Offset Sources	Via Renewables, Inc.	PREM 14A	001-36559		February 12, 2024		$4,177.37(5)

(1)	Title of each class of securities to which the transaction applies: Class A common stock, par value $0.01 per share, of the Company (the “Class A Common Stock”).
(2)
Aggregate number of securities to which transaction applies: As of the close of business on February 9, 2024, the maximum number of shares of Class A Common Stock to which this transaction applies is estimated to be 2,572,904, which consists of: (a) 2,483,953 shares of Class A Common Stock, which includes all of the shares of Class A Common Stock issued and outstanding that are not (i) held by the Company or any subsidiary thereof or (ii) held or beneficially owned by William Keith Maxwell, III and any person or entity controlled by William Keith Maxwell, III, including Retailco, LLC, a Texas limited liability company (“Parent”), NuRetailco LLC, a Delaware limited liability company and wholly owned subsidiary of Parent, and NuDevco Retail, LLC, a Texas limited liability company (the “Excluded Shares”); and (b) 88,951 shares of Class A Common Stock issuable pursuant to outstanding restricted stock units, which includes all Company RSUs held by employes, executive officers and directors of the Company that are outstanding that are not held by William Keith Maxwell, III (the “Maxwell RSUs”).

(3)
Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purposes of calculating the filing fee, as of the close of business on February 9, 2024, the underlying value of the transaction was determined based upon the sum of (such sum, the “Total Consideration”): (a) the product of 2,483,953 shares of Class A Common Stock outstanding (other than the Excluded Shares) multiplied by $11.00 per share; and (b) the product of 88,951 shares of Class A Common Stock issuable pursuant to outstanding restricted stock units (other than the Maxwell RSUs) multiplied by $11.00 per share. In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00014760.

(4)
The amount of the filing fee, calculated in accordance with Exchange Act Rule 0-11(b)(1) and the Securities and Exchange Commission Fee Rate Advisory #1 for Fiscal Year 2024, was calculated by multiplying $28,301,944.00 by 0.00014760.

(5)
The Registrant previously paid $4,177.37 prior to the filing of its Preliminary Proxy Statement on Schedule 14A, which was filed on February 12, 2024 in connection with the transaction reported hereby.